Exhibit 99.1

NEWS RELEASE

Media Contact:
Scott Blevins, Overstock.com, Inc.
+1 (801) 947-3133
sblevins@overstock.com

Investor Contact:
Kevin Moon, Overstock.com, Inc.
+1 (801) 947-3282
kmoon@overstock.com

OVERSTOCK.COM RAISES $40 MILLION
THROUGH ISSUANCE OF COMMON STOCK

SALT LAKE CITY (December 15, 2006) — Overstock.com, Inc. (NASDAQ: OSTK) today announced that institutional investors have agreed to purchase 2,734,152 shares of its common stock for $40.0 million at a price of $14.63 per share. WR Hambrecht + Co., LLC served as the placement agent for the offering.

The Company anticipates using the net proceeds of the offering primarily for general corporate purposes and working capital requirements, including sales and marketing activities and inventory purchases.

All of the shares were sold pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. Copies of the prospectus and prospectus supplement relating to this transaction may be obtained from WR Hambrecht + Co., LLC at 420 Lexington Avenue, Suite 1825, New York, NY 10170.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state

About Overstock.com

Overstock.com, Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market and can be found online at http://www.overstock.com.

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Overstock.com is a registered trademark of Overstock.com, Inc. All other trademarks are the property of their respective companies.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the anticipated use of proceeds. An investment in Overstock.com’s securities is subject to the risks identified in our Form 10-K for the year ended December 31, 2005, and all our subsequent filings with the Securities and Exchange Commission, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.